UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    June 5, 2015

HOMEFED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10153	33-0304982
(Commission File Number)	(IRS Employer Identification No.)

1903 WRIGHT PLACE, SUITE 220, CARLSBAD, CALIFORNIA	92008
(Address of Principal Executive Offices)	(Zip Code)

760-918-8200
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement.

On June 5, 2015, HomeFed Otay Land II, LLC (“Buyer”), a wholly-owned subsidiary of HomeFed Corporation (“HomeFed”) entered into an agreement (the “Agreement”) with SSBT LCRE V LLC (“Seller”), to acquire approximately 1,400 acres of land located in the Otay Ranch area of San Diego County, California (the “Land”) for a cash purchase price of $150,000,000.  The Land is contiguous with the land in Otay Ranch currently owned by an affiliate of HomeFed and is entitled for approximately 2,640 single family and 4,257 multi-family residential units and 40,000 square feet of commercial space.  Included in the approximately 1,400 acre purchase is approximately 30 acres of land designated for industrial and office space development and 700 acres of land designated for open space and preserve.  Buyer has deposited a $1,000,000 refundable deposit into an escrow account.  The Agreement provides Buyer with a period from June 5, 2015 to June 26, 2015 to conduct and complete due diligence related to the Land, after which time Buyer may terminate the Agreement and receive a refund of virtually all of the deposit if, in its sole discretion, Buyer disapproves of the results of the due diligence investigation.   HomeFed intends to finance the acquisition of the Land.  The transaction is expected to close on or about July 2, 2015, subject to customary closing conditions.

The Agreement contains customary representations and warranties, and covenants of Buyer and Seller.  HomeFed and Buyer have agreed to indemnify Seller for losses caused by entry into the Land in connection with its due diligence investigation, as well as for certain environmental liabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 11, 2015

HOMEFED CORPORATION

By:	/s/ Erin N. Ruhe
	Name:	Erin N. Ruhe
	Title:	Vice President

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